Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2008, relating to the financial statements and financial statement schedule of Metavante Technologies, Inc. appearing in the Annual Report on Form 10-K of Metavante Technologies, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
May 21, 2008